Exhibit 21.1

Subsidiaries of Performance Food Group Company

Name	Jurisdiction of Incorporation/Organization
AFFLINK Corporation ULC	Nova Scotia
AFFLINK Holding Corporation	Delaware
AFFLINK, LLC	Delaware
Continental Concession Supplies LLC Eby Brown Company, LLC Eby Brown Transportation, LLC	Delaware Delaware Delaware
Foodservice Purchasing Group, LLC	Virginia
Fox River Foods, Inc.	Illinois
FRF Transport, Inc.	Illinois
Institution Food House, Inc.	North Carolina
Kenneth O. Lester Company, Inc.	Tennessee
Liberty Distribution, LLC NDA Marketing, Inc.	Arizona Delaware
Ohio Pizza Products LLC	Delaware
Old Hickory Logistics LLC	Delaware
Performance Food Group, Inc.	Colorado
Performance Transportation, LLC	Delaware
PFG PFS LLC	Delaware
PFG Specialty Inc.	Florida
PFG Transco, Inc.	Tennessee
PFGC, Inc.	Delaware
PFST Holding Co.	Delaware
PICL Insurance Co.	South Carolina
PICL Investments, Inc. RAM Acquisition Company, LLC	Delaware Delaware
TF Kinnealey & Co. Inc.	Massachusetts
Vend Catering Supply, LLC	California
Vistar Transportation, LLC	Delaware